Calculation of Filing Fee Tables
Form S-1
Symetra Life Insurance Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Carry Forward Securities
Carry Forward Securities [1]	Other	Single Premium Deferred Index-Linked Annuity Contract	415(a)(6)	N/A	N/A	$1,238,138,684.00	N/A	N/A	Form S-1	333-252144	04/30/2021	$218,200.00
	Total Offering Amounts					$1,238,138,684.00		$0.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

1    This row reflects the carry forward of securities that applied when this registration statement was declared effective on April 30, 2021.